Exhibit 99.1

STORE Capital Declares Pro Rata Fourth Quarter 2014 Dividend

SCOTTSDALE, Ariz., December 15, 2014 - STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced a regular quarterly cash dividend on its common stock of $0.1139 per share for the fourth quarter ending December 31, 2014. This represents a pro rata distribution with respect to the period commencing on the completion date of STORE Capital’s initial public offering of common stock on November 21, 2014 and ending on December 31, 2014, based on a distribution of $0.25 per share for a full quarter. The dividend will be paid on January 15, 2015 to STORE Capital stockholders of record as of the close of business on December 31, 2014.

“We appreciate the strong support from the investment community and our new shareholders that participated in our initial public offering last month,” said Christopher H. Volk, President and Chief Executive Officer. “We are pleased to declare this first pro rata amount of our intended quarterly cash dividend of $0.25 per share.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 850 property locations, substantially all of which are profit centers, in 46 states as of September 30, 2014. Additional information can be found on our website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. These forward-looking statements speak only as the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in Store Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

STORE Capital Corporation
Investors:
Kristen Papke, 310-622-8225
Moira Conlon, 310-622-8220
or
Media:
Lisa Mueller, 310-622-8220
STORECapital@finprofiles.com